Exhibit 2
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     AGREEMENT AND PLAN OF MERGERS, dated as of the 18th day of November, 1997
(this "Plan"), by and between CoreStates Financial Corp ("CoreStates") and First Union Corporation ("First Union").
                                   RECITALS:
     (A) CORESTATES. CoreStates is a corporation duly organized and existing in good standing under the laws of the Commonwealth of Pennsylvania, with its principal executive offices located in Philadelphia, Pennsylvania. As of the date hereof, CoreStates has 350,000,000 authorized shares of common stock, each of $1.00 par value ("CoreStates Common Stock"), and 10,000,000 authorized shares of preferred stock, no par value ("CoreStates Preferred Stock") (no other class or series of capital stock being authorized), of which 197,813,302 shares of CoreStates Common Stock and no shares of CoreStates Preferred Stock were issued and outstanding as of November 3, 1997.
     (B) FIRST UNION. First Union is a corporation duly organized and existing in good standing under the laws of the State of North Carolina, with its principal executive offices located in Charlotte, North Carolina. As of the date hereof, First Union has 750,000,000 authorized shares of common stock, each of $3.33 1/3 par value ("First Union Common Stock"), 40,000,000 authorized shares of Class A Preferred Stock, no-par value ("First Union Class A Preferred Stock"), and 10,000,000 authorized shares of Preferred Stock, no-par value ("First Union No-Par Preferred Stock"; and, together with the First Union Class A Preferred Stock, "First Union Preferred Stock") (no other class or series of capital stock being authorized), of which 568,541,346 shares of First Union Common Stock and no shares of First Union Preferred Stock were issued and outstanding as of October 31, 1997.
     (C) CORESTATES BANK. CoreStates Bank, N.A. ("CoreStates Bank") is a national banking association, having its principal place of business in Philadelphia, Pennsylvania. As of September 30, 1997 (rounded to the nearest thousand dollars), CoreStates Bank had capital of $3,060,419,000 divided into common stock of $37,308,000, surplus of $2,393,290,000, and undivided profits, including capital reserves, of $621,992,000, and net unrealized holding gains (losses) on available for sale securities of $7,829,000. All of the issued and outstanding shares of capital stock of CoreStates Bank ("CoreStates Bank Capital Stock") are owned by CoreStates.
     (D) FUNB. First Union National Bank ("FUNB") is a national banking association having its principal place of business in Avondale, Pennsylvania. As of September 30, 1997, FUNB had capital of $2,291,534,000, divided into common stock of $452,155,620, preferred stock of $160,540,000, surplus of $1,300,079,773, undivided profits, including capital reserves, of $356,154,000, and net unrealized holding gains (losses) on available for sale securities of $22,604,000. All of FUNB's issued and outstanding shares of capital stock are owned by First Fidelity Incorporated ("FFI"), a wholly-owned subsidiary of First Union Corporation of New Jersey ("FUNC-NJ"), a wholly-owned subsidiary of First Union.
     (E) STOCK OPTION AGREEMENTS. As a condition and inducement to First Union's willingness to enter into this Plan, concurrently with the execution and delivery of this Plan, CoreStates has executed and delivered a Stock Option Agreement with First Union (the "CoreStates Stock Option Agreement") in substantially the form attached hereto as EXHIBIT A, pursuant to which CoreStates is granting to First Union an option to purchase, under certain circumstances, shares of CoreStates Common Stock. As a condition and inducement to CoreStates's willingness to enter into this Plan, concurrently with the execution and delivery of this Plan, First Union has executed and delivered a Stock Option Agreement with CoreStates (the "First Union Stock Option Agreement"; and, together with the CoreStates Stock Option Agreement, the "Stock Option Agreements") in substantially the form attached hereto as EXHIBIT B, pursuant to which First Union is granting to CoreStates an option to purchase, under certain circumstances, shares of First Union Common Stock.
     (F) INTENTION OF THE PARTIES. It is the intention of the parties to this Plan that (i) the Corporate Merger (as defined in SECTION 1.01) shall be accounted for as a pooling of interests under generally accepted accounting principles and (ii) the Mergers (as defined in SECTION 1.02) shall qualify as reorganizations under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").
     (G) APPROVALS. The Board of Directors of each of the parties hereto (i) has determined that this Plan and the transactions contemplated hereby are in their respective best interests and in the best interests of, in the case of First Union, its stockholders, and in the case of CoreStates, its stakeholders, (ii) has determined that this Plan and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies and
(iii) has approved, at meetings of each of such Boards of Directors, this Plan.
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     NOW, THEREFORE, in consideration of their mutual promises and obligations, the parties hereto approve, adopt and make this Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:
I. THE MERGERS; EFFECTS OF THE MERGERS
     1.01. THE CORPORATE MERGER.
          (A) THE CONTINUING CORPORATION. At the Effective Time (as defined in
     SECTION 1.03), CoreStates shall merge with and into First Union (the "Corporate Merger"), the separate corporate existence of CoreStates shall cease and First Union shall survive and continue to exist as a North Carolina corporation (First Union, as the surviving corporation in the Corporate Merger, sometimes being referred to herein as the "Continuing Corporation"). First Union may at any time prior to the Effective Time change the method of effecting the Mergers (including, without limitation, the provisions of this ARTICLE I) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of CoreStates Common Stock as provided for in this Plan,
     (ii) adversely affect the tax treatment of CoreStates's stockholders or
     (iii) materially impede or delay consummation of the transactions contemplated by this Plan.
          (B) EFFECT OF THE CORPORATE MERGER. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VI, the Corporate Merger shall become effective upon the occurrence of the filing in the office of the Secretary of the Commonwealth of Pennsylvania (the "Department of State") of articles of merger in accordance with Section 1928 of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL") and the filing in the Office of the Secretary of State of the State of North Carolina (the "North Carolina Secretary") of articles of merger in accordance with Section 55-11-05 of the North Carolina Business Corporation Act (the "NCBCA") or such later date and time as may be set forth in such articles. The Corporate Merger shall have the effects prescribed in the NCBCA and the PBCL.
          (C) ARTICLES OF INCORPORATION AND BY-LAWS. The articles of incorporation and by-laws of First Union immediately after the Corporate Merger shall be those of First Union as in effect immediately prior to the Effective Time.
          (D) DIRECTORS AND OFFICERS OF THE CONTINUING CORPORATION. The directors and officers of First Union immediately after the Corporate Merger shall be the directors and officers of First Union immediately prior to the Effective Time, together with such additional directors and officers as Previously Disclosed and as may thereafter be elected, who shall hold office until such time as their successors shall be duly elected and qualified.
          (E) RIGHTS, ETC. The Continuing Corporation shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the corporations so merged as provided in Chapter 55 of the NCBCA and Subchapter C of Chapter 19 of the PBCL.
          (F) LIABILITIES, ETC. The Continuing Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of the corporations so merged. All rights of creditors and obligors and all liens on the property of each of CoreStates and First Union shall be preserved unimpaired.
     1.02. THE BANK MERGER. Following the Corporate Merger on the Effective Date or as soon thereafter as First Union may deem appropriate:
          (A) CONTRIBUTION OF CORESTATES BANK CAPITAL STOCK. First Union shall contribute the CoreStates Bank Capital Stock to FUNC-NJ and shall cause FUNC-NJ to contribute the CoreStates Bank Capital Stock to FFI.
          (B) THE CONTINUING BANK. CoreStates Bank shall be merged with and into FUNB or, at First Union's option, FUNB shall be merged with and into CoreStates Bank (the "Bank Merger" and together with the Corporate Merger, the "Mergers"), the separate existence of the merging bank shall cease and the surviving bank (the "Continuing Bank") shall survive; the name of the Continuing Bank shall be "First Union National Bank"; and the Continuing Bank shall continue to conduct the business of a national banking association at FUNB's main office in Avondale, Pennsylvania and at the legally established branches of CoreStates Bank and FUNB. Certain additional matters relating to the Continuing Bank have been Previously Disclosed.
          (C) RIGHTS, ETC. The Continuing Bank shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the banks so merged; and all property, real, personal and mixed, and all debts due on whatever account, and all other choices in action, and all and every other interest, of or belonging to or due to each of the banks so merged, shall be taken and deemed to be transferred to and vested in the
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     Continuing Bank without further act or deed, including appointments, designations and nominations and all other rights and interests in any fiduciary capacity; and the title to any real estate or any interest therein, vested in each of such banks, shall not revert or be in any way impaired by reason of the Bank Merger.
          (D) LIABILITIES, ETC. The Continuing Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of the banks so merged (including liabilities arising out of the operation of any trust departments). All rights of creditors and obligors and all liens on the property of each of CoreStates Bank and FUNB shall be preserved unimpaired.
          (E) CHARTER; BYLAWS; DIRECTORS; OFFICERS. The charter and bylaws of the Continuing Bank shall be those of CoreStates Bank, as in effect immediately prior to the Bank Merger becoming effective. The directors and officers of FUNB in office immediately prior to the Bank Merger becoming effective shall be the directors and officers of the Continuing Bank, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.
          (F) OUTSTANDING STOCK OF THE CONTINUING BANK. First Union shall cause the amount of the capital stock of the Continuing Bank to be not less than $37,308,000 which shall consist of not less than 1,865,400 issued and outstanding shares of common stock, each of $20.00 par value, and 160,540 issued and outstanding shares of preferred stock, each of $1.00 par value, and such issued and outstanding shares shall remain issued and outstanding as shares of the Continuing Bank, each of $20.00 par value and $1.00 par value, as applicable, and the holders thereof shall retain their rights therein.
          (G) OUTSTANDING STOCK OF CORESTATES BANK. Promptly after the Bank Merger becomes effective, FFI shall deliver all of the issued and outstanding shares of the capital stock of the merging bank to the Continuing Bank for cancellation.
     1.03. EFFECTIVE DATE AND EFFECTIVE TIME. Subject to the conditions to the obligations of the parties to effect the Mergers as set forth in ARTICLE VI, the effective date (the "Effective Date") of the Corporate Merger shall be such date as the parties hereto mutually agree upon; provided, however, that if the parties are not able to agree upon such date, such date shall be the date as First Union shall notify CoreStates in writing not less than five days prior thereto, which date shall not be more than 15 days after such conditions have been satisfied or waived in writing (other than such conditions as by their terms are to be satisfied at the Effective Time). The time on the Effective Date at which the Corporate Merger becomes effective is referred to as the "Effective Time".
II. CONSIDERATION
     2.01. MERGER CONSIDERATION. Subject to the provisions of this Plan, at the Effective Time, automatically by virtue of the Corporate Merger and without any action on the part of any party or stockholder:
          (A) OUTSTANDING FIRST UNION COMMON STOCK. Each share of First Union Common Stock (and each attached right (a "First Union Right") issued pursuant to the Amended and Restated Shareholder Protection Rights Agreement, dated as of October 15, 1996 (as amended, the "First Union Rights Agreement"), between First Union and First Union National Bank, as Rights Agent) issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.
          (B) OUTSTANDING CORESTATES COMMON STOCK. Each share (excluding shares held by CoreStates or any of its subsidiaries (as defined in SECTION 8.08) or by First Union or any of its subsidiaries, in each case other than in a trust, fiduciary or nominee capacity or as a result of debts previously contracted ("Treasury Shares")) of CoreStates Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into 1.62 shares (subject to possible adjustment as set forth in SECTIONS 2.05 AND 7.01(F), the "Exchange Ratio") of First Union Common Stock (with the appropriate number of First Union Rights, which shall be attached thereto or represented by Rights Certificates in accordance with the First Union Rights Agreement).
          (C) TREASURY SHARES. Each Treasury Share immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.
     2.02. STOCKHOLDER RIGHTS; STOCK TRANSFERS. At the Effective Time, holders of CoreStates Common Stock shall cease to be, and shall have no rights as, stockholders of CoreStates, other than to receive any dividend or other distribution with respect to the CoreStates Common Stock with a record date occurring prior to the Effective Time and the consideration provided under this
ARTICLE II. After the Effective Time, there shall be no transfers on the stock transfer books of CoreStates or the Continuing Corporation of shares of CoreStates Common Stock.
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     2.03. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of First Union Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Corporate Merger; instead, First Union shall pay to each holder of CoreStates Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by the average of the last sale prices of First Union Common Stock, as reported by the New York Stock Exchange (the "NYSE") Composite Transactions tape (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately preceding the Effective Date.
     2.04. EXCHANGE PROCEDURES.
          (A) As promptly as practicable after the Effective Date, First Union shall send or cause to be sent to each former holder of shares (other than Treasury Shares) of CoreStates Common Stock of record immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's certificates formerly representing CoreStates Common Stock ("Old Certificates") for the consideration set forth in this ARTICLE II. The certificates representing the shares of First Union Common Stock ("New Certificates") into which shares of such stockholder's CoreStates Common Stock are converted at the Effective Time and any checks in respect of a fractional share interest or dividends or distributions which such person shall be entitled to receive will be delivered to such stockholder only upon delivery to First Union National Bank, as Exchange Agent (the "Exchange Agent") of Old Certificates representing all of such shares of CoreStates Common Stock (or indemnity reasonably satisfactory to First Union and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or dividends or distributions which any such person shall be entitled to receive pursuant to this ARTICLE II upon such delivery. Old Certificates surrendered for exchange by any CoreStates Affiliate (as defined in SECTION 5.07) shall not be exchanged for New Certificates until First Union has received a written agreement from such person as specified in SECTION 5.07.
          (B) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of CoreStates Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
          (C) At the election of First Union, no dividends or other distributions with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificates representing CoreStates Common Stock until such Old Certificates have been surrendered for exchange for New Certificates. After becoming so entitled in accordance with this SECTION 2.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of First Union Common Stock such holder had the right to receive upon surrender of the Old Certificate.
     2.05. ANTI-DILUTION PROVISIONS. In the event First Union changes (or establishes a record date for changing) the number of shares of First Union Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding First Union Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.
     2.06. OPTIONS.
          (A) From and after the Effective Time, all employee and director stock options to purchase shares of CoreStates Common Stock (each, a "CoreStates Option"), which are then outstanding and unexercised, shall be converted into and become options to purchase shares of First Union Common Stock, and First Union shall assume each such CoreStates Option in accordance with the terms of the plan and agreement by which it is evidenced, including but not limited to the accelerated vesting of such CoreStates Options which shall occur in connection with and by virtue of the Corporate Merger as and to the extent required by such plans and agreements; PROVIDED, HOWEVER, that from and after the Effective Time (i) each such CoreStates Option assumed by First Union may be exercised solely to purchase shares of First Union Common Stock, (ii) the number of shares of First Union Common Stock purchasable upon exercise of such CoreStates Option shall be equal to the number of shares of CoreStates Common Stock that were purchasable under such CoreStates Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding to the nearest whole share, and (iii) the per share exercise price under each such CoreStates Option shall be adjusted by dividing the per share exercise price of each such CoreStates Option by the Exchange Ratio, and rounding up to the nearest cent. The terms of each CoreStates Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to First Union Common Stock on or subsequent to the Effective Date. Notwithstanding the foregoing, the number of shares and the per share
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     exercise price of each CoreStates Option which is intended to be an
     "incentive stock option" (as defined in SECTION 422 of the Code) shall be adjusted in accordance with the requirements of SECTION 424 of the Code. Accordingly, with respect to any incentive stock options, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded up to the nearest cent.
          (B) Prior to the Effective Time, First Union shall reserve for issuance the number of shares of First Union Common Stock necessary to satisfy First Union's obligations under SECTION 2.06(A). Promptly after the Effective Time, First Union shall file with the SEC a registration statement on an appropriate form under the Securities Act with respect to the shares of First Union Common Stock subject to options to acquire First Union Common Stock issued pursuant to SECTION 2.06(A) hereof, and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for so long as such options remain outstanding.
III. ACTIONS PENDING MERGERS
     From the date hereof until the Effective Time, except as expressly contemplated in this Plan, (i) without the prior written consent of First Union (which consent shall not be unreasonably withheld or delayed) CoreStates will not, and will cause each of its subsidiaries not to, and (ii) without the prior written consent of CoreStates (which consent shall not be unreasonably withheld or delayed) First Union will not, and will cause each of its subsidiaries not to:
     3.01. ORDINARY COURSE. Conduct the business of it and its subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would (i) adversely affect the ability of any party to obtain any necessary approvals of any Regulatory Authorities (as defined in SECTION 4.03(I)) required for the transactions contemplated hereby without the imposition of a condition or restriction of the type referred to in the proviso to SECTION 6.02 or (ii) adversely affect its ability to perform any of its material obligations under this Plan, provided that nothing in this Plan shall be deemed to restrict the ability of a party to exercise its rights under the applicable Stock Option Agreement.
     3.02. CAPITAL STOCK. In the case of CoreStates, other than (i) as Previously Disclosed (as defined in SECTION 8.08), (ii) in connection with acquisitions of businesses permitted in SECTION 3.06 or as permitted pursuant to
SECTION 3.04, (iii) under the CoreStates Stock Option Agreement or (iv) upon the exercise of CoreStates Options and stock appreciation rights that were outstanding on the date hereof, (A) issue, sell or otherwise permit to become outstanding any additional shares of capital stock, any stock appreciation rights, or any Rights (as defined in SECTION 8.08), (B) enter into any agreement with respect to the foregoing, or (C) permit any additional shares of capital stock to become subject to new grants of employee stock options, stock appreciation rights, or similar stock-based employee rights.
     3.03. DIVIDENDS, ETC. (A) Make, declare or pay any dividend (other than (i) in the case of CoreStates, subject to SECTION 5.16, quarterly cash dividends on CoreStates Common Stock payable at a rate not to exceed $0.50 per share and dividends from subsidiaries to CoreStates or another subsidiary of CoreStates, as applicable, and (ii) in the case of First Union, quarterly cash dividends on First Union Common Stock, dividends payable in First Union Common Stock and dividends from subsidiaries to First Union or another subsidiary of First Union, as applicable) on or in respect of, or declare or make any distribution on, any shares of its capital stock, or (B) in the case of CoreStates, except as Previously Disclosed or as contemplated by SECTION 5.08(B), directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.
     3.04. COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. In the case of CoreStates and its subsidiaries, enter into or amend any written employment, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (i) normal individual increases in compensation to employees in the ordinary course of business consistent with past practice or consistent with individual increases by First Union for similarly situated employees of First Union, (ii) other changes as may be required by law or to satisfy contractual obligations existing as of the date hereof or additional grants of awards (including CoreStates Options and other equity-based awards, not to exceed 3,300,000 shares of CoreStates Common Stock in the aggregate) to employees consistent with past practice, which to the extent practicable have been Previously Disclosed, (iii) any changes proposed in the CoreStates Pay Practices Study prepared by Hewitt Associates previously communicated to the employees of CoreStates or its subsidiaries, or (iv) as otherwise contemplated by this Plan.
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     3.05. BENEFIT PLANS. In the case of CoreStates and its subsidiaries, enter into or modify (except as may be required by applicable law or to satisfy contractual obligations existing as of the date hereof, which to the extent practicable have been Previously Disclosed, and except as otherwise contemplated by this Plan) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action (including discretionary action pursuant to the terms of such contract, plan or arrangement) that accelerates the vesting or exercise of any benefits payable thereunder.
     3.06. ACQUISITIONS AND DISPOSITIONS. In the case of CoreStates, except as Previously Disclosed and except for dispositions and acquisitions of assets in the ordinary and usual course of business consistent with past practice, dispose of or discontinue any portion of its assets, deposits, business or properties, in excess of $20 million in the aggregate, or merge or consolidate with, or acquire (other than by way of foreclosures or acquisitions of control in a BONA FIDE trust or fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the business or property of any other entity which is material to it and its subsidiaries taken as a whole (any of the foregoing, a "Business Combination Transaction"); it being understood, for purposes of this SECTION 3.06, that (i) Business Combination Transactions in which the purchase price to be paid or received by CoreStates and/or its subsidiaries consists solely of cash in an amount not exceeding $500 million in any one case shall be considered not to be material to CoreStates and its subsidiaries taken as a whole and (ii) no Business Combination Transaction involving the issuance by CoreStates and/or its subsidiaries of shares of capital stock or other securities would be permissible without First Union's prior consent.
     3.07. AMENDMENTS. Amend its articles of incorporation or by-laws (or similar constitutive documents) (except that First Union may amend its articles of incorporation to increase the number of authorized shares of First Union Common Stock from 750,000,000 shares to 2,000,000,000).
     3.08. ACCOUNTING METHODS. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.
     3.09. ADVERSE ACTIONS. (A) Take any action that would, or is reasonably likely to, prevent or impede the Mergers from qualifying (1) for pooling-of-interests accounting treatment or (2) as a reorganization within the meaning of SECTION 368(A) of the Code; or (B) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations or warranties set forth in this Plan being or becoming untrue in any material respect at any time prior to the Effective Time, (ii) any of the conditions to the Mergers set forth in ARTICLE VI not being satisfied or (iii) a material violation of any provision of this Plan or the Stock Option Agreements except, in every case, as may be required by applicable law; PROVIDED, HOWEVER, that nothing contained herein shall limit the ability of CoreStates or First Union to exercise its rights under either Stock Option Agreement.
     3.10. RISK MANAGEMENT. Except as required by applicable law or regulation,
(A) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (B) fail to follow in any material respect its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (C) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.
     3.11. INDEBTEDNESS. In the case of CoreStates, incur any indebtedness for borrowed money other than in the ordinary course of business.
     3.12. AGREEMENTS. Agree or commit to do anything prohibited by SECTIONS
3.01 through 3.11.
IV. REPRESENTATIONS AND WARRANTIES
     4.01. DISCLOSURE SCHEDULE. On or prior to the date hereof, First Union has delivered to CoreStates and CoreStates has delivered to First Union a schedule (as the case may be, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express disclosure requirement contained in a provision hereof or
(ii) as an exception to one or more representations or warranties in SECTION
4.03 or to one or more of its covenants contained in ARTICLE III; PROVIDED, that
(a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards established by Section 4.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in
SECTION 8.08).
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     4.02. STANDARD. No representation or warranty of First Union or CoreStates contained in SECTION 4.03 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event if such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of SECTION 4.03, is not reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.
     4.03. REPRESENTATIONS AND WARRANTIES. Subject to SECTIONS 4.01 and 4.02, CoreStates hereby represents and warrants to First Union, and First Union hereby represents and warrants to CoreStates, as follows:
          (A) RECITALS. In the case of the representations and warranties of CoreStates, the facts set forth in Recitals A, C, E, F and G of this Plan with respect to it and CoreStates Bank are true and correct. In the case of the representations and warranties of First Union, the facts set forth in Recitals B, D, E, F and G of this Plan with respect to it and FUNB are true and correct.
          (B) ORGANIZATION, STANDING, AND AUTHORITY. It is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. It has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.
          (C) SHARES.
             (1) The outstanding shares of its capital stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). In the case of CoreStates, except as Previously Disclosed, there are no shares of its capital stock authorized and reserved for issuance, it does not have any Rights issued or outstanding with respect to its capital stock, and it does not have any commitment to authorize, issue, sell, repurchase or redeem any such shares or Rights, except pursuant to this Plan or the relevant Stock Option Agreement or pursuant to outstanding CoreStates Options. Since October 31, 1997, it has issued no shares of its capital stock except pursuant to plans or commitments Previously Disclosed.
             (2) (i) The number of shares of CoreStates Common Stock which are issuable upon exercise of CoreStates Options as of the date of this Plan has been Previously Disclosed by CoreStates and (ii) the number of shares of First Union Common Stock which are issuable upon exercise of options to purchase shares of First Union Common Stock as of the date of this Plan has been Previously Disclosed by First Union.
             (3) In the case of the representations and warranties of First Union, the shares of First Union Common Stock to be issued in exchange for shares of CoreStates Common Stock in the Corporate Merger, when issued in accordance with the terms of this Plan, will be duly authorized, validly issued, fully paid and nonassessable, and subject to no preemptive rights.
          (D) SUBSIDIARIES.
             (1) In the case of the representations and warranties of CoreStates, (a) it has Previously Disclosed a list of all its significant subsidiaries together with state of incorporation for each such significant subsidiary, (b) no equity securities of any of its significant subsidiaries (as defined in SECTION 8.08) are or may become required to be issued (other than to it or a subsidiary of it) by reason of any Rights, (c) there are no contracts, commitments, understandings, or arrangements by which any of such significant subsidiaries is or may be bound to sell or otherwise transfer any shares of the capital stock of any such significant subsidiary (other than to it or a subsidiary of
        it), (d) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such shares (other than to it or a subsidiary of it), and (e) all of the shares of capital stock of each such significant subsidiary held by it or its subsidiaries are fully paid and (except pursuant to 12 U.S.C.
        (section mark) 55 or equivalent state statutes in the case of banking subsidiaries) nonassessable and are owned by it or its subsidiaries free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance ("Liens").
             (2) Each of its significant subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.
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
          (E) CORPORATE POWER. It and each of its significant subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets; and it has the corporate power and authority to execute, deliver and perform its obligations under this Plan and the Stock Option Agreements.
          (F) Corporate Authority. Subject, in the case of this Plan, to receipt of the requisite approval of its stockholders referred to in SECTION 6.01, this Plan and the Stock Option Agreements, and the transactions contemplated hereby and thereby, have been authorized by all necessary corporate action of it and this Plan and the Stock Option Agreements have been duly executed and delivered by it, each is a valid and binding agreement of it, and is enforceable in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).
          (G) REGULATORY APPROVALS; NO DEFAULTS.
             (1) No consents or approvals of, or filings or registrations with, any Regulatory Authority (as defined in SECTION 4.03(I)) or with any third party are required to be made or obtained by it or any of its subsidiaries in connection with the execution, delivery or performance by it of this Plan or the respective Stock Option Agreement or to consummate the Mergers except for (a) filings of applications or notices with federal banking authorities, (B) filings with the Securities and Exchange Commission (the "SEC") and state securities authorities and the approval of this Plan by the stockholders of it, and (C) the filing of articles of merger with the Department of State pursuant to the PBCL and the North Carolina Secretary pursuant to the NCBA and the issuance of related certificates of merger. As of the date hereof, it is not aware of any reason why the approvals set forth in SECTION 6.02 will not be received without the imposition of a condition, restriction or requirement of the type described in SECTION 6.02.
             (2) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Plan and the respective Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its subsidiaries or to which it or any of its subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, its articles of incorporation or by-laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.
          (H) FINANCIAL REPORTS AND SEC DOCUMENTS. Its Annual Reports on Form 10-K for the fiscal years ended December 31, 1994, 1995 and 1996, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its subsidiaries subsequent to December 31, 1994 under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act") or under SECTIONS 13(A), 13(C), 14 AND 15(D) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), in the form filed, or to be filed, with the SEC (collectively, its "SEC Documents") (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not, at the time of such filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such report and documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.
                                      8

          (I) LITIGATION; REGULATORY ACTION.
             (1) Except as Previously Disclosed, no litigation, proceeding or claim before any court or governmental agency is pending against it or any of its subsidiaries and, to the best of its knowledge, no such litigation, proceeding or claim has been threatened.
             (2) Except as Previously Disclosed, neither it nor any of its subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or engaged in the insurance of deposits (including, without limitation, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation), or issuers of securities (including, without limitation, the SEC and non-governmental self-regulatory bodies), or the supervision or regulation of it or any of its subsidiaries (collectively, the "Regulatory Authorities").
             (3) Neither it nor any of its subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.
          (J) COMPLIANCE WITH LAWS. Except as Previously Disclosed, it and each of subsidiaries:
             (1) is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;
             (2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to conduct its businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and
             (3) has received, since December 31, 1995, no notification or communication from any Regulatory Authority (i) asserting that it or any of its subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Regulatory Authority enforces or
        (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance (nor, to its knowledge, do any grounds for any of the foregoing exist) or (iv) failing to approve any proposed acquisition, or stating its intention not to approve any acquisition pending or proposed to be effected by it prior to the date hereof.
          (K) MATERIAL CONTRACTS; DEFAULTS. Except for those agreements and other documents filed as exhibits to its SEC Documents or Previously Disclosed, neither it nor any of its subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K (without giving effect to the "ordinary course" exception set forth therein). Neither it nor any of its subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Neither it nor any of its subsidiaries is subject to, or bound by, any contract containing covenants which (i) limit the ability of it or any subsidiary to compete in any material line of business or with any person, or (ii) involve any material restriction of geographical area in which, or method by which, it or any subsidiary may carry on its business (other than as may be required by law or any applicable Regulatory Authority).
          (L) NO BROKERS. All negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with the other party hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment, excluding, in the case of CoreStates, fees to be paid to J.P. Morgan Securities Inc. and Credit Suisse First Boston Corporation, and, in the case of First Union, a fee to be paid to Morgan, Stanley Dean Witter Discover Incorporated, which, in each case, has been heretofore disclosed to the other party.
                                      9

          (M) EMPLOYEE BENEFIT PLANS
             (1) CoreStates has delivered or will deliver to First Union copies of all of CoreStates' Compensation and Benefit Plans (as defined below). Compensation and Benefit Plans means all existing bonus, incentive, paid-time-off, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, disability, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by it or any of its subsidiaries for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing. First Union will deliver to CoreStates copies of all qualified retirement plans and welfare benefit plans.
             (2) Except as Previously Disclosed, to its knowledge, each of its Compensation and Benefit Plans has been operated and administered by it in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Except as Previously Disclosed, to its knowledge, each of its Compensation and Benefit Plans which is an "employee pension benefit plan" within the meaning of SECTION 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under SECTION 401(A) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under SECTION 501(A) of the Code) from the IRS for "TRA" (as defined in Rev. Proc. 93-39), or will file for such determination letter prior to the expiration of the remedial amendment period for such Compensation and Benefit Plan, and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to its knowledge, threatened legal action, suit or claim relating to the Compensation and Benefit Plans. Except as Previously Disclosed, to its knowledge, neither it nor any of its subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject it or any of its subsidiaries to a tax or penalty imposed by either SECTION 4975 of the Code or SECTION 502 of ERISA, assuming for purposes of SECTION 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.
             (3) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is reasonably expected to be incurred by it or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of SECTION 4001(A)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an "ERISA Affiliate") which is considered one employer with it under SECTION 4001(A)(14) of ERISA or
        SECTION 414(B) OR (C) of the Code (an "ERISA Affiliate Plan"). None of it, any of its subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of SECTION 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to it's knowledge, no condition exists that presents a risk that such proceedings will be instituted. To its knowledge, there is no pending investigation or enforcement action by the PBGC, the Department of Labor (the "DOL") or IRS or any other governmental agency with respect to any Compensation and Benefit Plan. Under each Pension Plan and ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Plan, the actuarially determined present value of all "benefit liabilities", within the meaning of SECTION 4001(A)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Pension Plan or ERISA Affiliate Plan), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Pension Plan or ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which in either case reasonably could be expected to change such result.
             (4) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which it or any of its subsidiaries is a party have been timely made or have been reflected on its financial statements to the extent
                                      10
        required by generally accepted accounting principles. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of SECTION 412 of the Code or SECTION 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. None of it, any of its subsidiaries or any ERISA Affiliate (x) has PROVIDED, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to SECTION 401(A)(29) of the Code, or (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under SECTION 412(N) of the Code or pursuant to ERISA.
          (N) LABOR MATTERS. Neither it nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries, pending or, to the best of its knowledge, threatened, nor is it aware, as of the date of this Plan, of any activity involving it or any of its subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.
          (O) INSURANCE. It and its subsidiaries have taken all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Plan and the transactions contemplated hereby) that are known to it.
          (P) TAKEOVER LAWS; DISSENTERS RIGHTS. It has taken all action required to be taken by it in order to exempt this Plan and the relevant Stock Option Agreement, and the transactions contemplated hereby and thereby, from, and this Plan and the relevant Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "control transaction", "business combination" or other antitakeover laws and regulations (collectively, the "Takeover Laws") of
     (i) the State of North Carolina in the case of the representations and warranties of First Union, including ARTICLES 9 AND 9A of the NCBCA, and
     (ii) the Commonwealth of Pennsylvania in the case of the representations and warranties of CoreStates, including, without limitation, Chapter 25 of the PBCL. Holders of CoreStates Common Stock and First Union Common Stock do not have dissenters' or appraisal rights in connection with the execution of this Plan or the consummation of any of the transactions contemplated hereby.
          (Q) ENVIRONMENTAL MATTERS. Except as Previously Disclosed, there are no proceedings, claims, actions, or investigations of any kind, pending or threatened, in any court, agency, or other government authority or in any arbitral body, arising under any Environmental Law (as defined below); there is no reasonable basis for any such proceeding, claim, action or investigation; there are no agreements, orders, judgments or decrees by or with any court, regulatory agency or other governmental authority, imposing liability or obligation under or in respect of any Environmental Law; there are and have been no Materials of Environmental Concern (as defined below) or other conditions at any property (owned, operated, or otherwise used by, or the subject of a security interest on behalf of, it or any of its subsidiaries); and there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations under any Environmental Law. "Environmental Laws" means the statutes, rules, regulations, ordinances, codes, orders, decrees, and any other laws (including common law) of any foreign, federal, state, local, and any other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, or protection of human health and safety or of the environment, as in effect on or prior to the date of this Plan. "Materials of Environmental Concern" means any hazardous or toxic substances, materials, wastes, pollutants, or contaminants, including without limitation those defined or regulated as such under any Environmental Law, and any other substance the presence of which may give rise to liability under any Environmental Law.
          (R) TAX REPORTS. (1) All material reports, declarations, estimates, statements and returns (including without limitation information returns) with respect to Taxes (as defined below) that are required to be filed by or with respect to it or its subsidiaries, including without limitation consolidated United States federal income tax returns of it and its subsidiaries (collectively, the "Tax Returns"), have been timely filed, or requests for extensions have been timely filed and have not expired, and such Tax Returns were true, complete and accurate in all material respects;
     (2) all taxes (which shall include without limitation, all United States federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on
                                      11
     the income, properties or operations of it or its subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, collectively "Taxes") shown to be due on such Tax Returns have been paid in full or adequate reserves have been established for the payment of such Taxes; (3) all Taxes due with respect to completed and settled examinations have been paid in full or adequate reserves have been established for the payment of such Taxes; (4) no issues have been raised by the relevant taxing authority in connection with the examination of any of such Tax Returns; and (5) no waivers of statutes of limitations (excluding such statutes that relate to years currently under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of it or any of its subsidiaries.
          (S) POOLING; REORGANIZATION. As of the date hereof, it is aware of no reason why (i) the Corporate Merger will fail to qualify for pooling-of-interests accounting treatment or (ii) the Mergers will fail to qualify as reorganizations under SECTION 368(A) of the Code.
          (T) REGULATORY APPROVALS. As of the date hereof, it is aware of no reason why the regulatory approvals and consents referred to in SECTION
     6.02 will not be received without the imposition of a condition or requirement described in the proviso thereto.
          (U) NO MATERIAL ADVERSE EFFECT. Since December 31, 1996, except as Previously Disclosed in its SEC Documents filed with the SEC on or before the date hereof or in any Section of its Disclosure Schedule, (i) it and its subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses related to this Plan and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of SECTION 4.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.
          (V) REQUIRED VOTE; RIGHTS PLAN.
             (1) In the case of the representations and warranties of CoreStates, the affirmative vote of the holders of a majority of the shares of CoreStates Common Stock voting at the CoreStates Meeting (as defined in SECTION 5.02) is the only vote of the holders of any class or series of capital stock of CoreStates necessary to approve this Plan or the Corporate Merger.
             (2) In the case of the representations and warranties of First Union, the affirmative vote of the holders of a majority of (a) the outstanding shares of First Union Common Stock is the only vote of the holders of any class or series of capital stock of First Union necessary to approve this Plan, and (b) the total votes cast (provided that the total votes cast represent over 50% of all securities entitled to vote) by the holders of First Union Common Stock is the only vote of the holders of any class or series of capital stock of First Union necessary to approve the amendment to its articles or incorporation to increase the number of authorized shares of First Union Common Stock from 750,000,000 to 2,000,000,000.
             (3) In the case of the representations and warranties of First Union, First Union has heretofore provided CoreStates with a complete and correct copy of the First Union Rights Agreement, including all amendments and exhibits thereto. First Union has taken all necessary action so that none of the execution of this Agreement or the First Union Stock Option Agreement, the acquisition of shares of First Union Common Stock upon exercise of the option contained in the First Union Stock Option Agreement or the consummation of the Mergers will (i) cause the Rights issued pursuant to the First Union Rights Agreement to become exercisable, (ii) cause any person to become an Acquiring Person (as such term is defined in the First Union Rights Agreement) or (iii) give rise to a Separation Time (as such term is defined in the First Union Rights Agreement).
V. COVENANTS
     CoreStates hereby covenants to and agrees with First Union, and First Union hereby covenants to and agrees with CoreStates, that:
     5.01. REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Plan, it shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Mergers as promptly as reasonably practicable and to otherwise enable consummation of the transactions contemplated hereby, including, without limitation, obtaining (and cooperating with the other party hereto in obtaining) any consent, authorization, order or approval of, or any exemption by, any Regulatory Authority and any other third party that is required to be obtained by First Union or CoreStates or any of their
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respective subsidiaries in connection with the Mergers and the other transactions contemplated by this Plan, and using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and using reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other parties hereto to that end.
     5.02. STOCKHOLDER APPROVALS. Each of them shall take, in accordance with applicable law, NYSE rules and its respective articles of incorporation and by-laws, all action necessary to convene, respectively, (A) an appropriate meeting of stockholders of First Union to consider and vote upon (i) the approval of an amendment to the articles of incorporation of First Union to increase the number of authorized shares of First Union Common Stock from 750,000,000 to 2,000,000,000 and (ii) the approval of this Plan, and (iii) any other stockholder approval matters required for consummation of the Corporate Merger and the transactions contemplated hereby (the "First Union Meeting"), and
(B) an appropriate meeting of stockholders of CoreStates to consider and vote upon the approval of this Plan and any other stockholder approval matters required for consummation of the Corporate Merger and the transactions contemplated hereby (the "CoreStates Meeting"; each of the First Union Meeting and the CoreStates Meeting, a "Meeting"), respectively, as promptly as practicable after the Registration Statement (as defined in SECTION 5.03) is declared effective. The Board of Directors of each of First Union and CoreStates will recommend approval of such matters, and each of First Union and CoreStates will take all reasonable lawful action to solicit such approval by its respective stockholders, provided that each of First Union and CoreStates may withdraw, modify or change in an adverse manner to the other party its recommendations if the Board of Directors of such party, after having consulted with and based upon the advice of outside counsel, determines in good faith that the failure to so withdraw, modify or change its recommendation could constitute a breach of the fiduciary duties of such party's Board of Directors under applicable law. In addition, nothing in this SECTION 5.02 or elsewhere in this Plan shall prohibit accurate disclosure by either party of information that is required to be disclosed in the Registration Statement or the Joint Proxy Statement or any other document required to be filed with the SEC (including without limitation a Solicitation/Recommendation Statement on Schedule 14D-9) or otherwise required to be publicly disclosed by applicable law or regulation or the rules of the NYSE.
     5.03. REGISTRATION STATEMENT.
          (A) Each of First Union and CoreStates agrees to cooperate in the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed by First Union with the SEC in connection with the issuance of First Union Common Stock in the Corporate Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of First Union and CoreStates constituting a part thereof, the "Joint Proxy Statement"). Each of CoreStates and First Union agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. First Union also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Plan. CoreStates agrees to furnish to First Union all information concerning CoreStates, its subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.
          (B) Each of CoreStates and First Union agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the First Union Meeting and the CoreStates Meeting, contain any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement or any amendment or supplement thereto. Each of First Union and CoreStates agrees that the Joint Proxy Statement (except, in the case of First Union, with respect to portions thereof prepared by CoreStates, and except, in the case of CoreStates, with respect to portions thereof prepared by First Union) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and the Registration Statement (except, in the case of First Union, with respect to portions thereof prepared by CoreStates, and except, in the case of CoreStates, with respect to portions thereof prepared by First Union) will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder.
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          (C) In the case of First Union, First Union will advise CoreStates, promptly after First Union receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the First Union Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
     5.04. PRESS RELEASES. It will not, without the prior approval of the other, issue any press release or written statement for general circulation relating to the transactions contemplated hereby or the Stock Option Agreements, except as otherwise required by applicable law or the rules of the NYSE.
     5.05. ACCESS; INFORMATION.
          (A) Upon reasonable notice, it shall afford the other party and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Date, to all of its properties, books, contracts, commitments and records and, during such period, it shall furnish promptly to the other (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither First Union nor CoreStates, nor any of their respective subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date hereof. The parties will use their reasonable best efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.
          (B) It will not use any information obtained pursuant to this SECTION
     5.05 for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if this Plan is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in SECTION 8.06) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by it or as it is advised by counsel that any such information or document is required by applicable law to be disclosed.
          (C) No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Plan, or the conditions to either party's obligation to consummate the transactions contemplated by this Plan.
     5.06. ACQUISITION PROPOSALS. Without the prior written consent of the other, neither CoreStates nor First Union shall, and each of them shall cause its respective subsidiaries and its and its subsidiaries' officers and directors not to, solicit or encourage inquiries with respect to, or engage in negotiations concerning, or provide any confidential information or assistance to, or have any discussions with, any person relating to, any tender offer or exchange offer for, or any proposal for the acquisition of a substantial equity interest in, or a substantial portion of the assets or deposits of, such party or any of its significant subsidiaries (each an "Acquisition Proposal"). Notwithstanding the foregoing, each of CoreStates and First Union may, and may authorize and permit its officers, directors, agents, advisors, attorneys, accountants and affiliates (collectively, "Representatives") to, provide third parties with confidential information, have discussions or negotiations with or otherwise facilitate any effort or attempt by such third party to make or implement an Acquisition Proposal not solicited in violation of this Agreement if such party's Board of Directors, after having consulted with and based upon the advice of outside counsel, determines in good faith that the failure to take such actions could constitute a breach of the fiduciary duties of such party's Board of Directors under applicable law; PROVIDED, that such party shall promptly advise the other party following the receipt of any Acquisition Proposal and the material details thereof; and PROVIDED, FURTHER, that prior to delivery of confidential information relating to such party or providing access to such party's books, records or properties in connection therewith, such party shall have entered into a confidentiality agreement substantially similar to the one previously entered into between CoreStates and First Union. Nothing contained in this SECTION 5.06 shall prohibit the Board of Directors of either party from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender offer or exchange offer. It shall instruct its and its subsidiaries' Representatives to refrain from any violation of this SECTION 5.06.
     5.07. AFFILIATE AGREEMENTS.
          (A) Not later than the 15th day prior to the mailing of the Joint Proxy Statement, CoreStates shall deliver to First Union a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the CoreStates Meeting, deemed to be an "affiliate" of CoreStates (each, a "CoreStates Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135.
                                      14

          (B) CoreStates shall use its reasonable best efforts to cause each person who may be deemed to be a CoreStates Affiliate to execute and deliver to First Union on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as EXHIBIT C. Such CoreStates Affiliates will not receive New Certificates until such agreement is delivered to First Union.
     5.08. CERTAIN MODIFICATIONS; RESTRUCTURING CHARGES. CoreStates and First Union shall consult with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and CoreStates shall make such modifications or changes to its policies and practices, if any, and at such date prior to the Effective Time, as may be mutually agreed upon. CoreStates and First Union shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with generally accepted accounting principles, as may be mutually agreed upon. No party's representations, warranties and covenants contained in this Plan shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this SECTION 5.08.
     5.09. TAKEOVER LAWS. No party hereto shall take any action that would cause the transactions contemplated by this Plan or the Stock Option Agreements to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.
     5.10. NO RIGHTS TRIGGERED. Each of CoreStates and First Union shall take all necessary steps to ensure that the entering into of this Plan and the Stock Option Agreements and the consummation of the transactions contemplated hereby and thereby and any other action or combination of actions, or any other transactions contemplated hereby or thereby, do not and will not result in the grant of any rights to any person (A) under its articles of incorporation or by-laws, or (B) under any material agreement to which it or any of its subsidiaries is a party.
     5.11. SHARES LISTED. In the case of First Union, First Union shall use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, upon official notice of issuance, the shares of First Union Common Stock to be issued to the holders of CoreStates Common Stock in the Corporate Merger.
     5.12. REGULATORY APPLICATIONS.
          (A) Each party shall promptly (i) cause FUNB, in the case of First Union, and CoreStates Bank, in the case of CoreStates, to adopt and approve the transactions contemplated by this Plan, (ii) prepare and submit applications to the appropriate Regulatory Authorities and (iii) make all other appropriate filings to secure all other approvals, consents and rulings, which are necessary for it to consummate the Mergers.
          (B) Each of First Union and CoreStates agrees to cooperate with the other and, subject to the terms and conditions set forth in this Plan, use its reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Plan, including without limitation the regulatory approvals referred to in SECTION 6.02. Each of First Union and CoreStates shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to, any third party or any Regulatory Authorities in connection with the transactions contemplated by this Plan. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Plan and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.
          (C) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its subsidiaries to any Regulatory Authority.
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
     5.13. INDEMNIFICATION.
          (A) First Union shall indemnify, defend and hold harmless the present and former directors, officers and employees of CoreStates and its subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Plan and the CoreStates Stock Option Agreement) to the fullest extent that such persons are permitted to be indemnified under the laws of the Commonwealth of Pennsylvania and CoreStates's articles of incorporation and by-laws as in effect on the date hereof (and during such period First Union shall also advance expenses (including expenses constituting Costs described in
     SECTION 5.13(E)) as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification with no bond or security to be required); provided that any determination required to be made with respect to whether an officer's, director's or employee's conduct complies with the standards set forth under Pennsylvania law and such articles of incorporation and by-laws shall be made by independent counsel (which shall not be counsel that provides material services to First Union) selected by First Union and reasonably acceptable to such officer, director or employee. First Union's obligations under this SECTION 5.13(A) shall continue in full force and effect for a period of six years after the Effective Date; provided that all rights to indemnification in respect of any claim, action, suit, proceeding or investigation made, asserted or commenced within such six year period shall continue until the final disposition of such claim, action, suit, proceeding or investigation.
          (B) First Union shall maintain CoreStates's existing directors' and officers' liability insurance policy (or a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by CoreStates's existing policy, including First Union's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of three years after the Effective Date.
          (C) Any Indemnified Party wishing to claim indemnification under
     SECTION 5.13(A), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify First Union thereof; provided that the failure so to notify shall not affect the obligations of First Union under SECTION 5.13(A) unless and to the extent such failure materially increases First Union's liability under such subsection (A).
          (D) If First Union or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of First Union shall assume the obligations set forth in this
     SECTION 5.13.
          (E) First Union shall pay all reasonable Costs, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this SECTION 5.13. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.
     5.14. BENEFIT PLANS.
          (A) Except as Previously Disclosed, as soon as administratively practicable after the Effective Time, but not before January 1, 1999, unless administratively impractical or required by law, employees of CoreStates and its subsidiaries shall be generally entitled to participate in the pension, benefit, and similar plans of First Union on substantially the same terms and conditions as employees of First Union and its subsidiaries (without duplication with respect to pension, benefit and similar plans provided by CoreStates that survive the Effective Time) and until such time as administratively practicable the plans of CoreStates shall remain in effect without any adverse amendments except as required by law; PROVIDED, HOWEVER, that the plans currently in effect for Congress Financial Corporation shall remain in effect until December 31, 1998, unless payroll conversion requires an earlier conversion. For the purpose of determining eligibility to participate in such plans and the vesting of benefits under such plans (but not for the accrual of benefits under such plans), First Union shall give effect to years of service with CoreStates or its subsidiaries, as the case may be, as if such service had been with First Union or its subsidiaries. First Union intends to merge the CoreStates tax-qualified defined benefit plan (the "CoreStates DB Plan") into the First Union tax-qualified defined benefit plan ("First Union DB Plan"). Effective as of the merger of such plans, First Union will cause the following to occur: (1) the First Union DB Plan will provide that participants in the CoreStates DB Plan who are employed by First Union as of the date of such merger (the "CoreStates Merger Participants") will receive service credit for purposes of benefit accrual under the First Union DB Plan to the extent the CoreStates Merger Participants have earned service credit for purposes of benefit accrual under the
                                      16

     CoreStates DB Plan as of the merger of such plans; and (2) the First Union DB Plan benefit for CoreStates Merger Participants will be the greater of
     (a) the CoreStates DB Plan benefit determined as of the merger of such plans or (b) the First Union DB Plan benefit (determined by including benefit accrual service described in the preceding sentence).
          (B) SEVERANCE POLICY AND OTHER AGREEMENTS. Any employee of CoreStates or its subsidiaries at the Effective Time whose employment is terminated by his or her employer (or who otherwise would be eligible for benefits pursuant to CoreStates' severance plan and/or CoreStates' outplacement policy, as amended through and as in effect on the date immediately preceding the Effective Time (the "Severance Plan")) prior to the first anniversary of the Effective Time shall receive severance payments and benefits no less favorable than those provided pursuant to the Severance Plan. For purposes of calculating the benefits that would be payable pursuant to the Severance Plan, the employees' period of service shall include all of their cumulative period of service with First Union, CoreStates or any of their respective affiliates. First Union shall honor or cause to be honored all severance agreements and employment agreements with CoreStates's directors, officers and employees, and shall provide CoreStates' employees with outplacement services no less favorable than that in effect for First Union employees.
          (C) 1997 AND 1998 BONUS. First Union will maintain, or cause to be maintained, CoreStates' bonus plans, as in effect on the date hereof, through the end of the 1998 fiscal year, with bonuses to be paid to the employees participating thereunder at the greater of (i) the target level, if applicable, or (ii) such bonus as the employee would have earned if the transactions contemplated by this Agreement had not occurred, in all events on a basis consistent with past practices.
          (D) CREDIT FOR DEDUCTIBLES. First Union will, or will cause its affiliates to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of CoreStates under any welfare plan that such employees may be eligible to participate in after the Effective Time, and (ii) provide each employee of CoreStates with credit for any co-payments and deductibles incurred under the CoreStates medical plans during the calendar year in which CoreStates employees become covered under similar plans offered by First Union.
     5.15. ACCOUNTANTS' LETTERS. Each of CoreStates and First Union shall use its reasonable best efforts to cause to be delivered to the other party, and to First Union's directors and officers who sign the Registration Statement, a letter of KPMG Peat Marwick LLP and Ernst & Young LLP, respectively, independent auditors, dated (i) the date on which the Registration Statement shall become effective and (ii) a date shortly prior to the Effective Date, and addressed to such other party, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement on Auditing Standards No. 72.
     5.16. DIVIDEND COORDINATION. The CoreStates Board shall cause its regular quarterly dividend record dates and payment dates for CoreStates Common Stock to be the same as First Union's regular quarterly dividend record dates and payment dates for First Union Common Stock (beginning in the quarter following the quarter in which this Plan is executed), and CoreStates shall not thereafter change its regular dividend payment dates and record dates.
     5.17. NOTIFICATION OF CERTAIN MATTERS. Each of CoreStates and First Union shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.
VI. CONDITIONS TO CONSUMMATION OF THE CORPORATE MERGER
     The obligations of each of the parties to consummate the Corporate Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following:
     6.01. STOCKHOLDER VOTE. Approval of (i) this Plan by the requisite vote of the stockholders of CoreStates, and (ii) this Plan and the amendment to its articles of incorporation referred to in SECTION 5.02, by the requisite vote of the stockholders of First Union;
     6.02. REGULATORY APPROVALS. Procurement by First Union and CoreStates of
all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Corporate Merger; PROVIDED, HOWEVER, that no such approval or consent shall have imposed any condition or requirement (other than conditions or requirements Previously Disclosed) which would so materially and adversely impact the economic or business benefits to First Union or CoreStates of the transactions contemplated by this Plan that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Plan;
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     6.03. THIRD PARTY CONSENTS. All consents or approvals of all persons (other than Regulatory Authorities) required for the consummation of the Corporate Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CoreStates or First Union;
     6.04. NO INJUNCTION, ETC. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of the Corporate Merger;
     6.05. POOLING LETTERS. First Union and CoreStates shall have received from
(i) KPMG Peat Marwick LLP, independent auditors for First Union, and (ii) Ernst
& Young LLP, independent auditors for CoreStates, letters, dated the date of or shortly prior to each of the mailing date of the Joint Proxy Statement and the Effective Date, to the effect that such auditors are not aware of any facts or circumstances which might cause the Corporate Merger not to qualify for pooling of interests accounting treatment;
     6.06. REPRESENTATIONS, WARRANTIES AND COVENANTS OF FIRST UNION. (i) Each of the representations and warranties contained herein of First Union shall be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standards established by SECTION 4.02, (ii) each and all of the agreements and covenants of First Union to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and (iii) CoreStates shall have received a certificate signed by the Chief Financial Officer of First
Union, dated the Effective Date, to the effect set forth in clauses (i) and
(ii);
     6.07. REPRESENTATIONS, WARRANTIES AND COVENANTS OF CORESTATES. (i) Each of the representations and warranties contained herein of CoreStates shall be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standards established by SECTION 4.02, (ii) each and all of the agreements and covenants of CoreStates to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and (iii) First Union shall have received a certificate signed by the Chief Financial Officer of CoreStates, dated the Effective Date, to the effect set forth in clauses (i) and
(ii);
     6.08. EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority;
     6.09. BLUE-SKY PERMITS. First Union shall have received all state securities laws and "blue sky" permits necessary to consummate the Corporate Merger;
     6.10. TAX OPINIONS. First Union and CoreStates shall have received an opinion from (i) Alston & Bird LLP, special tax counsel to First Union, in the case of First Union, and (ii) Simpson Thacher & Bartlett, special tax counsel to CoreStates, in the case of CoreStates, to the effect that (a) the Corporate Merger constitutes a reorganization under SECTION 368(A) of the Code, and (b) no gain or loss will be recognized by stockholders of CoreStates who receive shares of First Union Common Stock in exchange for their shares of CoreStates Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests; in rendering their opinion, such counsel may require and rely upon representations and agreements, including those contained in certificates of officers of First Union, CoreStates, and others; and
     6.11. NYSE LISTING. The shares of First Union Common Stock issuable pursuant to this Plan shall have been approved for listing on the NYSE, subject to official notice of issuance;
PROVIDED, HOWEVER, that a failure to satisfy any of the conditions set forth in
SECTION 6.07 shall only constitute conditions if asserted by First Union, and a failure to satisfy any of the conditions set forth in SECTION 6.06 shall only constitute conditions if asserted by CoreStates.
VII. TERMINATION
     7.01. TERMINATION. This Plan may be terminated, and the Mergers may be abandoned:
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          (A) MUTUAL CONSENT. At any time prior to the Effective Time, by the mutual consent of First Union and CoreStates, if the Board of Directors of each so determines by vote of a majority of the members of its entire
     Board.
          (B) BREACH. At any time prior to the Effective Time, by First Union or CoreStates, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standards established by SECTION 4.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; provided that First Union or CoreStates may not terminate this Plan pursuant to this SECTION 7.01(B) at any time when such party is in material breach of any representation, warranty, covenant or other agreement of such party contained herein.
          (C) DELAY. At any time prior to the Effective Time, by First Union or CoreStates, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Corporate Merger is not consummated by September 30, 1998, except to the extent that the failure of the Corporate Merger then to be consummated arises out of or results from the knowing failure of the party seeking to terminate pursuant to this SECTION 7.01(C) to perform or observe the covenants and agreements of such party set forth herein.
          (D) NO APPROVAL. By CoreStates or First Union, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the consent of the Board of Governors of the Federal Reserve System for consummation of the Corporate Merger shall have been denied by final nonappealable action of such Regulatory Authority or
     (ii) any stockholder approval required by SECTION 6.01 herein is not obtained at the CoreStates Meeting or the First Union Meeting.
          (E) FAILURE TO RECOMMEND, ETC. At any time prior to the CoreStates Meeting, by First Union if the Board of Directors of CoreStates shall have failed to make its recommendation referred to in SECTION 5.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of First Union; or at any time prior to the First Union Meeting, by CoreStates if the Board of Directors of First Union shall have failed to make its recommendation referred to in SECTION 5.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of CoreStates.
          (F) POSSIBLE ADJUSTMENT. By CoreStates, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination Date, if either (x) both of the following conditions are satisfied:
             (1) the Average Closing Price on the Determination Date of shares of First Union Common Stock shall be less than the product of 0.85 and the Starting Price; and
             (2) (i) the number obtained by dividing the Average Closing Price on such Determination Date by the Starting Price (such number being referred to herein as the "First Union Ratio") shall be less than (ii) the number obtained by dividing the Index Price on the Determination
        Date by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (x)(2) (ii) (such number being referred to herein as the "Index Ratio");
     or (y) the Average Closing Price on the Determination Date of shares of First Union Common Stock shall be less than the product of 0.75 and the Starting Price;
     SUBJECT, HOWEVER, to the following four sentences. If CoreStates elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to First Union which notice shall specify which of clauses (x) or (y) is applicable (or if both would be applicable, which clause is being invoked); provided that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, First Union shall have the option in the case of a failure to satisfy the condition in clause (x), of adjusting the Exchange Ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of 0.85, the Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, and (ii) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the First Union Ratio. During such five-day period, First Union shall have the option, in the case of a failure to satisfy the condition in clause (y), to elect to increase the Exchange Ratio to equal a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of 0.75, the Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing
                                      19

     Price. If First Union makes an election contemplated by either of the two preceding sentences, within such five-day period, it shall give prompt written notice to CoreStates of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this
     SECTION 7.01(F) and this Plan shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Plan to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this SECTION 7.01(F). For purposes of this SECTION 7.01(F), the following terms shall have the meanings indicated:
          "Average Closing Price" means the average of the daily last sale prices of First Union Common Stock as reported on the NYSE Composite Transactions tape (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another mutually agreed upon authoritative source) for the ten consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.
          "Determination Date" means the date on which approval of the Federal Reserve Board required for consummation of the Corporate Merger shall be received.
          "Index Group" means the group of each of the 14 bank holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, an announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The 14 bank holding companies and the weights attributed to them are as follows:

BANK HOLDING COMPANY                                                  WEIGHTING
NationsBank Corporation............................................      18.77%
BankAmerica Corporation............................................      16.48
Banc One Corp......................................................      10.66
U.S. Bancorp.......................................................       8.22
First Chicago NBD Corporation......................................       7.02
Fleet Financial Group, Inc.........................................       5.20
PNC Financial Corp.................................................       4.88
SunTrust Banks, Inc................................................       4.71
KeyCorp............................................................       4.50
National City Corporation..........................................       4.45
Mellon Bank Corporation............................................       4.33
Norwest Corporation................................................       4.06
Wachovia Corporation...............................................       3.90
Comerica Incorporated..............................................       2.82
                                                                        100.00%

          "Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.
          "Starting Date" means the first full trading day following the issuance of a press release announcing this Plan.
          "Starting Price" shall mean the last sale price per share of First Union Common Stock on the Starting Date, as reported by the NYSE Composite Transactions tape (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another mutually agreed upon authoritative source).
          If any company belonging to the Index Group or First Union declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or First Union shall be appropriately adjusted for the purposes of applying this SECTION 7.01(F).
     7.02. EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Plan and the abandonment of the Mergers pursuant to this ARTICLE VII, no party to this Plan shall have any liability or further obligation to any other party
                                      20
hereunder except (i) as set forth in SECTION 8.01, (ii) that each of the Stock Option Agreements shall be governed by its own terms as to termination and (iii) that termination will not relieve a breaching party from liability for any willful breach of this Plan giving rise to such termination.
VIII. OTHER MATTERS
     8.01. SURVIVAL. All representations, warranties, agreements and covenants contained in this Plan shall not survive the Effective Time or termination of this Plan if this Plan is terminated prior to the Effective Time; PROVIDED, HOWEVER, if the Effective Time occurs, the agreements of the parties in SECTIONS 5.13, 5.14, 8.01, 8.04 AND 8.09 shall survive the Effective Time, and if this Plan is terminated prior to the Effective Time, the agreements of the parties in SECTIONS 5.05(B), 7.02, 8.01, 8.02, 8.04, 8.05, 8.06, 8.07 AND 8.09, shall survive such termination.
     8.02. WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Plan may be (i) waived by the party benefitted by the provision, or (ii) amended or modified at any time, by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the CoreStates Meeting the consideration to be received by the stockholders of CoreStates for each share of CoreStates Common Stock shall not thereby be decreased.
     8.03. COUNTERPARTS. This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original.
     8.04. GOVERNING LAW. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of North Carolina, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Pennsylvania or federal law govern).
     8.05. EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby, except that printing expenses and SEC filing fees shall be shared equally between CoreStates and First Union.
     8.06. CONFIDENTIALITY. Except as otherwise provided in SECTION 5.05(B), each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed (other than by any party in violation of this Plan) unless and until it is advised by counsel that any such information or document is required by applicable law to be disclosed.
     8.07. NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.
                If to First Union, to: First Union Corporation
                                       One First Union Center
                                       Charlotte, North Carolina 28288
                                       Attention: Edward E. Crutchfield
                                                  Chairman and Chief
                                                  Executive Officer
                                       Telecopier: (704)374-3425
                  With a copy to:      Marion A. Cowell, Jr.
                                       General Counsel
                                       First Union Corporation
                                       One First Union Center
                                       Charlotte, North Carolina 28288-0013
                                       Telecopier: (704)374-3425
                                      21

                 If to CoreStates, to: CoreStates Financial Corp
                                       Philadelphia National Bank Building
                                       Broad & Chestnut Streets
                                       P.O. Box 7618
                                       Philadelphia, Pennsylvania 19101
                                       Attention: Terrence A. Larsen
                                                  Chairman and Chief
                                                  Executive Officer
                                       Telecopier: (215) 786-8963
                  With a copy to:      Lee Meyerson, Esq.
                                       Simpson Thacher & Bartlett
                                       425 Lexington Avenue
                                       New York, New York 10017
                                       Telecopier: (212) 455-2502
     8.08. DEFINITIONS. Any term defined anywhere in this Plan shall have the meaning ascribed to it for all purposes of this Plan (unless expressly noted to the contrary). In addition:
          (A) the term "Material Adverse Effect" shall mean, with respect to CoreStates or First Union, respectively, any effect that (i) is material and adverse to the financial position, results of operations or business of CoreStates and its subsidiaries taken as a whole, or First Union and its subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of CoreStates or First Union, respectively, to perform its obligations under this Plan or the consummation of the Corporate Merger and the other transactions contemplated by this Plan; PROVIDED, HOWEVER, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally, (c) actions or omissions of CoreStates or First Union taken with the prior consent of CoreStates or First Union, as applicable, in contemplation of the transactions contemplated hereby, and (d) the effects of the Mergers and of the actions contemplated by SECTION 5.08 or ARTICLE III;
          (B) the term "person" shall mean any individual, bank, savings association, corporation, partnership, association, joint-stock company, business trust or unincorporated organization;
          (C) the term "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule that is delivered by that party to the other parties prior to the execution of this Plan and specifically designated as information "Previously Disclosed" pursuant to this Plan or set forth in its SEC Documents filed with the SEC prior to the date hereof;
          (D) the term "Rights" means, with respect to any person, securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock of such person; and
          (E) the terms "subsidiary" and "significant subsidiary" shall have the meanings set forth in Rule 1-02 of Regulation S-X of the SEC.
     8.09. ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Plan and the Stock Option Agreements together represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersede any and all other oral or written agreements heretofore made. Except for SECTION 5.13, nothing in this Plan, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan. The provisions of SECTION 5.13 are intended to be for the benefit of and shall be enforceable by each Indemnified Party.
     8.10. HEADINGS. The headings contained in this Plan are for reference purposes only and are not part of this Plan.
                                      22

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
                                         CORESTATES FINANCIAL CORP
                                         By: /s/ TERRENCE A. LARSEN
                                           Name: Terrence A. Larsen
                                           Title: Chairman and Chief Executive
                                                  Officer
                                         FIRST UNION CORPORATION
                                         By: /s/ EDWARD E. CRUTCHFIELD
                                           Name: Edward E. Crutchfield
                                           Title: Chairman and Chief Executive
                                                  Officer
                                      23